Exhibit 99.1

From:	Josh S. Weston
To:	Ronald A. Malone
Cc:	Gail R. Wilensky; John A. Quelch; Mary O'Neil Mundinger; Stuart R. Levine;
Victor F. Ganzi; Stephen B. Paige; Tony Strange; Raymond S. Troubh
Sent:	Wed Mar 25 19:13:11 2009
Subject:	Governance, Nominations, etc

Ron:

Please be advised that I do not wish to be renominated for next year's Board. I believe I am the fifth independent Board member to do so in the last couple of days, triggered by your awful behavior prior to and during last Sunday's sudden and very surprising Board meeting.

I will have more to say in the near future. In summary, I have been on very many boards over the past forty years, and have never even remotely encountered the total lack of candor, courtesy, and transparency that you and a few other non-independent directors have demonstrated towards a majority of the independent directors.

You also had gone so far as to keep our Corporate Secretary (and General Counsel), Steve Paige, in the dark about your last minute Sunday Board meeting which revised the charter and constituency of the Governance and Nominating Committee, with no prior communication with either the Committee Chair or the Board's Lead Director.

However, I pointedly exempt from  criticism our relatively new CEO and most recent Board addition, Tony Strange, for whom I have great confidence, respect, and high hopes. I also exempt from criticism our Board secretary whom I just learned was kept in the dark about the plans and legal preparations for that Sunday meeting.

With regret,

JOSH